CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 9, 2017 relating to the balance sheet of Mobodexter Inc. as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ capital, and cash flows for the calendar years ending December 31, 2016 and 2015, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

August 11, 2017